Exhibit 99.2

Pixelworks, Inc. Q1 2020 Conference Call
April 30, 2020

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s first quarter 2020 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Elias Nader.
Elias Nader
Thank you. Good afternoon, everyone, and thank you for joining us today. With me on today's call is Todd DeBonis, Pixelworks' President and CEO. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the first quarter of 2020.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the company's beliefs as of today, Thursday, April 30, 2020. The company undertakes no obligation to update any such statements or reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2019, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income loss, and net income loss per share. Non-GAAP measures exclude gain on sale of patents, inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, and restructuring expense.
The company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. But we caution investors to consider these measures in addition to, not as a substitute for, nor superior to the company's consolidated financial results as presented in accordance with GAAP.
Also included in the company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net income loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Elias and good afternoon to everyone joining us on today’s call and webcast. I hope that you and your families have stayed safe and remain healthy during these unprecedented times. My sympathy and well wishes go out to all of those who have suffered loss or hardship associated with the COVID-19 pandemic, and I also want to sincerely thank the many individuals serving on the front-line to heal and care for others in the countless communities that have been impacted.
Given the current environment and heightened uncertainty, we accelerated our reporting this quarter by disclosing preliminary Q1 results in early April, along with a simultaneously published shareholder letter that provided real-time context on how the company was performing as well as responding to COVID-19 pandemic. Consistent with our preliminary indication, our first quarter results were solidly in-line or above our original guidance. A few of the notable highlights from our Q1 financials included: Mobile revenue grew 64% year-over-year, non GAAP gross margin expanded to approximately 52%, and we successfully implemented costs reductions resulting in operating expenses coming in approximately 10% lower than the midpoint of our guidance.
While I would encourage our long-term shareholders to refer to our recent filings and read my April 7th letter in its entirety, I want to take this opportunity to briefly reiterate several of the key points.

Pixelworks has operations in a number of countries with physical locations spanning across Asia and North America. During the quarter, we proactively responded to the global spread of the COVID-19 pandemic, making the safety and well-being of our roughly 225 employees our single highest priority. Beginning in China, which was impacted first, and then subsequently in other locations, we facilitated and effectively utilized remote working procedures to maintain all critical functions. Following the extended Chinese New Year, we reopened and gradually ramped staff in our Shanghai and Shenzhen offices. They have been fully operational since early March, including active engagement and support of our customers as well as ongoing new product development efforts.
Our employees in Taiwan, Japan and North America have remained fully operational throughout, however with the exception of Taiwan, we are continuing to work remotely, consistent with the current local and national guidelines in these geographies. Since the onset of the pandemic, our team has demonstrated tremendous agility and dedication to providing uninterrupted support to Pixelworks customers.
Without question, the impacts of the COVID-19 pandemic have been extraordinary and widespread, resulting in a more challenging business environment and heightened uncertainty for both customers and suppliers. In preparation for what is likely to be a more prolonged recovery of the global economy, we recently implemented a series of actions to further contain costs without impairing our ability to support customers and continue executing on our mobile growth initiatives. To briefly summarize, several of the key actions taken included:

•	Elias and I have both taken a 10% reduction in our base salary

•	The executive staff has agreed to a salary reduction of 10% in exchange for Restricted Stock Units (RSUs)

•	The Executive Bonus program for 2020 was eliminated. All other bonus and sales incentive programs remain in place

•	The Board of Directors have agreed to receive RSUs in lieu of cash director fees for full year 2020

•	Annual Merit increases for all employees will be delayed by one quarter

•	All new hiring has been temporarily put on hold, with the exception of a few critical open requisites

•	With the exception of critical customer-related travel within China, all corporate travel has been suspended

•
We extended the program offered to senior management to exchange up to 10% of quarterly base salary for RSU’s to the rest of the organization, and the program was well received with 55% of employees participating.

As a result of these collective actions, we have immediately reduced cash operating expenses by more than 10% from the midpoint of our Q1 guidance. In further support of preserving cash, the company applied and very recently secured funds as part of the PPP loan program in the United States. I’ll let Elias provide the details, however I will say that we are actively pursuing other similar relief programs in multiple geographies in which Pixelworks operates.
Turning to a brief update on each of our businesses, starting with Digital Projector. As discussed extensively in recent quarters, the broader projector market has consistently been confronted with a series of headwinds, resulting in the continuation of a prolonged inventory correction. Additionally, the first quarter has traditionally been a seasonally soft quarter, as Japanese OEM customers seek to reduce inventory prior to their fiscal year ending in March.
During the quarter, the impact from these underlying market dynamics was further exacerbated by the recent challenges associated with COVID-19. More specifically, some of our projector customers are currently production constrained due to a factory shutdown(s) and/or limitations on the supply of certain projector components. To be clear, none of these constraints involve components provided by Pixelworks, however we do expect these challenges to moderate production orders by certain customers in the near-term.
Despite these challenges, design-in activity has continued to move forward, as we actively migrate all of our projector customers to new SoC platforms - all of which have more favorable margin profiles than previous generation SoCs. Although end demand and production has been impaired in some areas, customers are still ordering and tender activity in China has started to pick-up in recent weeks.
In our Video Delivery business - As anticipated, we saw a continuation of the inventory correction for our customers’ consumer PVRs and set-top boxes in Japan. Although revenue from video delivery increased sequentially in the first quarter, Japan has since taken more aggressive steps in response to the pandemic to control spread of the outbreak. In addition to putting downward pressure on consumer demand in the second quarter, the recent actions by the Japanese government increase the uncertainty on the timing and magnitude of the recovery in sales of PVRs in Japan.

Despite the headwinds to end market demand, we’ve remained closely engaged with existing customers and are supporting new program development. Additionally, in Q1 we signed a development contract with a new well-known consumer electronics brand in Japan to utilize our advanced 4K transcoder SoC for a Video Delivery platform. Here in the U.S., sales of our OTA transcoders for cord-cutter devices, including Air TV 2 remained solid following the record revenue from OTA in the fourth quarter. Also during the quarter, we announced our newest collaboration effort with Qualcomm on a joint-reference solution to incorporate OTA HDTV broadcast with 5G wireless broadband service offerings. More specifically, this jointly developed platform combines Pixelworks’ industry-leading OTA transcoder and Qualcomm’s Snapdragon X55 5G Modem-RF System, enabling network operators, internet service providers and OEMs to rapidly deploy a fully integrated and optimized solution in future home media equipment.
Shifting to updates on TrueCut and our broader Mobile business. We continue to make tangible progress on our TrueCut content mastering and delivery platform, and we generated significant momentum on multiple engagements with prospective customers and partners going into March. Although work-from-home mandates have slowed the pace of TrueCut customer evaluations, particularly those in California and Hollywood, we’ve remained focused and continued to advance internal R&D development efforts. In China we have largely resumed engagements with multiple prospective customers, including on-site visits and evaluations.
We also recently completed migration of the core TrueCut tools to our advanced GPU platform and the first build of our new standalone “on-prem” GPU centric processing systems, together bringing over 100x performance improvement, resolution support up to 8k and frame-rates of up to 120fps. These systems are now ready to be installed in support of evaluations by select studios and post production partners once their facilities reopen and it can be done in a safe manner.
In our broader Mobile business, we demonstrated a significant increase in adoption of our Iris visual processors and software across an expanded number of customers. Over the last two months, Pixelworks visual processors, our Soft Iris solution or a combination of both enabled advanced display quality in 10 smartphones launched by 5 different customers - together, exceeding the number of devices and customers announced for the full year in 2019.
Six of these newly launched devices represent expanded adoption by existing customers, including the Black Shark 3 and 3 Pro gaming smartphones. As Black Shark’s latest generation of devices specifically targeted at gamers, the flagship gaming phones leverage Qualcomm’s Snapdragon 865 Mobile Platform and were the first-ever smartphones to incorporate our newest 5th generation Iris processor. Then, building on the initial devices introduced last year as part of our ongoing collaboration agreement, in March HMD Global launched the Nokia 8.3 5G, featuring its PureDisplay-branded viewing experience powered by Pixelworks’ visual processor. In April, we announced an extension of our partnership with TCL Communications in conjunction with the launch of three new TCL-branded smartphones - the TCL 10 Pro, 10L and TCL 10 5G.
Also notable were the series of recent launches by new customers. As the first devices developed under our previously announced multi-year collaboration agreement, in early March OPPO launched the Find X2 and Find X2 Pro. Both of the flagship smartphones incorporate impressive 120 Hz variable refresh rate displays enabled by Pixelworks 5th generation visual processor and include market leading content-optimized motion processing and always-HDR video viewing. Also unique to the devices, every Find X2 series display is factory tuned with Pixelworks high-efficiency color calibration software to provide industry-leading accuracy. This has resulted in the Find X2 Pro receiving the highest A+ rating from DisplayMate, being touted as having “close to textbook perfect calibration accuracy and performance that is visually indistinguishable from perfect.”
And then most recently, OnePlus aggressively raised the bar on display quality for the entire smartphone industry with the launch of its OnePlus 8 and OnePlus 8 Pro featuring our most advanced display processing solutions. The OnePlus 8 Pro features a 120 Hz AMOLED Fluid Display with QHD+ resolution capable of up to 1,300 nits of peak brightness and is the first-ever smartphone to incorporate Pixelworks patented Dual MotionEngine® technology. Pushing the boundaries of the smartphone visual experience, the 8 Pro also includes Always HDR video, DC dimming, true flesh tones, tone adaptive display and Pixelworks color calibration. While earning the highest A+ rating from DisplayMate, the OnePlus 8 Pro shattered 13 industry records for visual quality, taking mobile entertainment to a whole new level.
As a group, effectively all of the recently launched smartphones have received excellent reviews for their display quality and performance. Considering the sheer size and resources available to the mobile industry as a whole, the industry-leading displays featured on many of these devices serve as broad validation of Pixelworks technology, our increasing value proposition, as well as a testament to our display expertise and the execution of our engineering and support teams.
While we’ve observed the timing of certain customer programs slip-out slightly over the past few months, we are still on track to be incorporated in at least 12 devices launched during the first half of 2020.

In terms of how the remainder of 2020 plays out in our Mobile business, we are currently cautiously optimistic. The overwhelmingly positive reviews of Pixelworks enabled displays on recently launched smartphones have created excitement and incremental interest in our advanced display technology. We continue to have a very solid pipeline of customer engagements and we are actively working to secure new and accelerate existing follow-on programs with current and prospective customers. Yet with all of the seemingly positive indicators, customer sell-through of newly launched devices and consumer end demand are still less than certain in the near-term given the current global economic backdrop. That said, overall we believe future momentum remains extremely positive.
To close out my prepared remarks, it goes without saying that the COIVD-19 pandemic has brought about a significantly more challenging business environment as well as increased uncertainty. The management team of Pixelworks is focused on what we can control and will rapidly respond with proactive and definite actions to minimize the potential impact to our stakeholders. As a result of our recent and ongoing actions, I firmly believe that we’ve positioned the company positively given the current environment, while preserving the ability to regain strong momentum as the global economy and end market demand recover. I would also remind our shareholders that our customer base and the revenue contribution across our end markets is largely comprised of tier-one multinational companies. Moreover, Pixelworks is often a sole sourced provider of processors and solutions to many of our customers and under a scenario in which the environment becomes more challenging, the majority of these companies and their need for Pixelworks technology is not going away. Just as it had a beginning, the pandemic will also have an end - As an organization, we have an incredibly determined and capable team that is focused on continued execution and positioning Pixelworks to thrive in the post-COVID-19 world.
With that I'll hand the call over to Elias to review the first quarter financials and provide our guidance for the second quarter.
Elias Nader
Thank you, Todd.
Revenue for the first quarter of 2020 was $13.8 million, compared to $16.0 million in the fourth quarter of 2019, and compared to revenue of $16.6 million in first quarter of 2019. First quarter 2020 revenue reflects a combination of seasonality and the ongoing inventory corrections in the digital projector and video delivery markets, partially offset by the anticipated year-over-year growth in the mobile market.
The breakdown of revenue during the first quarter was as follows:

•	Revenue from Digital Projector was approximately $8.0 million.

•	Video Delivery revenue was approximately $3.2 million.

•	Revenue from Mobile was approximately $2.6 million, comprised largely of sales of our Iris visual processors and Soft Iris solutions.
Non-GAAP gross profit margin was 52.1% in the first quarter of 2020, compared to 48.0% in the fourth quarter of 2019 and 53.3% in the first quarter of 2019.
Non-GAAP operating expenses were $9.7 million in the first quarter of 2020, compared to $10.4 million in the fourth quarter of 2019 and $10.3 million in the first quarter of 2019.
Adjusted EBITDA for the first quarter of 2020 was a negative $1.5 million, compared to a negative $1.7 million in the fourth quarter of 2019 and a negative $0.5 million in the first quarter of 2019.
On a non-GAAP basis, first quarter 2020 net loss was $2.6 million, or loss of 7 cents per share, compared to a net loss of $2.3 million, or loss of 6 cents per share, in the prior quarter, and a net loss of $1.5 million, or loss of 4 cents per share, in the first quarter of 2019.
Moving to the balance sheet, we ended the first quarter of 2020 with cash, cash equivalents and short-term investments of approximately $20.4 million, compared to approximately $14.2 million at the end of the fourth quarter of 2019. The sequential increase reflects a combination of collections on a significant portion of accounts receivable from certain customers in first week of January, and our draw down of approximately $5.2 million from our $10.0 million line of credit with Silicon Valley Bank during the quarter.
As Todd outlined, we’ve proactively taken a series of actions to strengthen the Company’s financial position for a potentially more prolonged economic recovery. This included a meaningful reduction in operating expenses from our previous quarterly run-rate.

Additionally, we’ve recently completed applications for multiple government-backed stimulus programs across the geographies in which Pixelworks operates.
We have successfully secured the Paycheck Protection Program loan and received the associated funds earlier this week totaling $797K, with favorable terms of 1.0% over 2 years and the first payment of this loan deferred for 6 months. We also received relief from the Chinese government in the form of lower employee benefit payments covering February through June 2020 in the amount of approximately $150K. We plan to continue actively pursuing participation in other government programs across all applicable geographies.
As disclosed in our 8-K filed in early April 2020, with the exception of the CEO and CFO, the compensation program previously offered to the Executive team was recently extended to all employees to receive RSUs in lieu of a salary cut of 5.0% or 10.0%. The response was very positive with 55.0% participation, which we expect to result in cash savings to the Company of approximately $300K in Q2. We will continue to offer this program every quarter until we are past this pandemic.
In terms of other balance sheet metrics for the first quarter, days sales outstanding were 58 days at quarter-end compared with 61 days at the end of the fourth quarter. Inventory turns was 5.2 times in the first quarter, compared to 7.8 times in the prior quarter.
Now turning to our guidance for the second quarter of 2020.
We expect the near-term environment to remain challenging as customers across our end markets work to navigate unique hurdles associated with the COVID-19 pandemic. We believe the impact on our customers will be varied but meaningful in the second quarter due to heightened uncertainty related to end market demand as well as potential supply and demand imbalances for certain components unrelated to those provided by Pixelworks. As such and based on current order trends and backlog, we expect revenue in the second quarter to be in a range of between $8.5 million and $11.5 million.
We expect non-GAAP gross profit margin of between 54.0% and 57.0%. The anticipated improvement in gross margin primarily reflects our expectation of particularly favorable product mix and product cost improvements in the second quarter.
We anticipate operating expenses in the second quarter to range between $9.0 million and $10.0 million on a non-GAAP basis.
Lastly, we expect second quarter non-GAAP EPS to be in the range of between a loss of ($0.06) cents and a non-GAAP loss of ($0.14) cents per share.
That concludes our prepared remarks, and we will now open the call for questions. Operator, please proceed with managing the Q&A session.